UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549


                                FORM 8-K


                             CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (date of earliest event reported) June 18, 2004



                            FARMER BROS. CO.




       Delaware                  0-1375                     95-0725980
(State of incorporation)     (Commission File Number)     (IRS Employer
                                                        Identification No.)





20333 South Normandie Avenue, Torrance, California             90502
(Address of principal executive offices)                    (Zip Code)



Registrant's telephone number, including area code 310-787-5200















Item 5.  Other Events and Regulation FD Disclosure.

NEWS RELEASE
June 18, 2004
FARM - NASDAQ NATIONAL MARKET SYSTEM





Farmer Bros. Board Elects Roy E. Farmer Chairman;


Declares Quarterly Cash Dividend of $0.095 Per Share



TORRANCE, CALIF. - (BUSINESS WIRE) - June 18, 2004 - Farmer Bros. Co. (Nasdaq:
FARM) said its Board of Directors has elected Roy E. Farmer, its Chief Executive Officer and President, to the additional position as Chairman of the Board. The Board also declared a quarterly dividend on common stock of $0.095 per share, payable on August 9, 2004 to shareholders of record at the close of business on July 23, 2004.

Roy E. Farmer is the Company's third Board Chairman in 92 years. He succeeds his father, Roy F. Farmer, who passed away March 16, 2004. Roy E. Farmer has been employed by Farmer Bros. Co. for his entire adult life and, in addition to his executive duties, is the Company's risk manager and coffee buyer and has been leading the effort to consolidate the Company's computer systems onto a single information-systems platform.

"Management is focused on initiatives to sharpen our sales efforts and to upgrade our information systems so we can cut costs and inventory, improve customer service and make each employee more efficient and effective," said Mr. Farmer. "We are very focused on creating shareholder value and a stable workplace for the long term."

The quarterly dividend is unchanged from the prior quarter's dividend on a split-adjusted basis. The Company completed its previously announced 10-for-one stock split on May 10.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry. The Company's signature trucks and vans bearing the "Consistently Good" logo are seen throughout Farmer Brothers' 28-state service area. Farmer Brothers has paid a dividend for 51 consecutive years, increased the dividend in each of the last seven consecutive years. The Company's stock price has grown on a split-adjusted basis from $1.80 a share in 1980.


Contacts:

Jim Lucas / Marissa Petri
Abernathy MacGregor Group
213-630-6550






Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


FARMER BROS. CO.



s/ John E. Simmons

John E. Simmons
Treasurer

Date:    June 18, 2004